UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 18, 2008

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   On August 21, 2008, Marsh & McLennan Companies, Inc. (“MMC”) announced that Vanessa A. Wittman will become an Executive Vice President and Chief Financial Officer of MMC. In June, MMC announced that Matthew B. Bartley, an Executive Vice President and the current Chief Financial Officer, will leave the firm. Ms. Wittman’s appointment as Executive Vice President will be effective September 10, 2008 and her designation as Chief Financial Officer will become effective at a date to be determined, but in no event later than October 15, 2008.

Ms. Wittman, age 41, was Executive Vice President and Chief Financial Officer of Adelphia Communications Corporation, a cable television company, from March 2003 until December 2006. In June 2006, Adelphia sold the majority of its revenue-generating assets to two other cable companies. Adelphia’s Chapter 11 bankruptcy reorganization was deemed effective in February 2007. From February 2000 to March 2003, Ms. Wittman served as Vice President of Corporate Development, and then as Chief Financial Officer of broadband network services provider 360networks Inc. She served as Senior Director, Corporate Development for Microsoft Corporation from April 1999 to February 2000 and as Chief Financial Officer for Metricom, Inc., a wide area wireless data solutions provider, from April 1997 to November 1998. Ms.Wittman graduated cum laude and Phi Beta Kappa from the University of North Carolina, Chapel Hill, in 1989 and received an MBA from the Darden School of Business at the University of Virginia in 1991 where she was a Shermet Scholar.

MMC’s related press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(e)   On August 18, 2008, MMC entered into a letter agreement with Ms. Wittman, governing the terms of her employment as Executive Vice President and Chief Financial Officer of MMC. The principal terms of Ms. Wittman’s letter agreement are summarized below.

Salary and Bonus.  Ms. Wittman will receive an annual base salary of $750,000 and will be eligible for an annual bonus with an anticipated target equal to 100% of her base salary. Her actual bonus may range from 0% to 200% of target, based on individual and MMC performance targets (including, but not limited to, targets related to her performance and MMC’s financial performance) as MMC may establish from time to time. Ms. Wittman will receive a pro-rata annual bonus for the 2008 performance year, reflecting her period of employment with MMC during 2008, calculated at target.

Long-Term Incentive Compensation.  Ms. Wittman will be eligible to participate in MMC’s long-term incentive program with an anticipated target grant-date value of $2 million, beginning with the annual grant in 2009. Ms. Wittman will also be granted a long-term incentive award as of her start date, in a combination of restricted stock units and stock options, with a grant date value of $1 million, reflecting her employment between her start date and the 2009 annual grant.

Participation in the MMC Senior Executive Severance Plan.  Ms. Wittman will participate in the MMC Senior Executive Severance Plan. In the event her employment with MMC terminates, the MMC Senior Executive Severance Plan will govern the terms under which she may be eligible to receive severance and/or other transition benefits from MMC. In general, the MMC Senior Executive Severance Plan provides benefits to participants in the event of a termination of employment by MMC without cause or, within the two-year period following a change in control of MMC, either by MMC without cause or by the participant for good reason. Benefits under the Plan generally include cash severance equal to one year’s base salary plus a bonus equal to the average of the annual bonuses paid to the participant for each of the three prior calendar years; a pro-rata target bonus for the year of termination; twelve months of outplacement services; and continued medical and dental coverage for twelve months at active employee rates. Benefits are conditioned on the participant having properly and timely executed and delivered to MMC a valid, irrevocable, confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to MMC.

Benefits.  Ms. Wittman will be eligible to participate in MMC’s employee benefit plans and programs on terms and conditions as are generally provided to similarly situated employees of MMC. In addition, Ms. Wittman will be eligible to participate in the MMC Financial Services Program, as in effect from time to time, and MMC will provide her with relocation benefits in accordance with company policy.

The foregoing summary is qualified in its entirety by reference to Ms. Wittman’s letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter Agreement, dated August 18, 2008, between Marsh & McLennan Companies, Inc. and Vanessa A. Wittman.

99.1	Press release issued by Marsh & McLennan Companies, Inc. on August 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato

Name:	Luciana Fato
Title:	Deputy General Counsel &

  Corporate Secretary

Date:	August 21, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Letter Agreement, dated August 18, 2008, between Marsh & McLennan Companies, Inc. and Vanessa A. Wittman.

99.1	Press release issued by Marsh & McLennan Companies, Inc. on August 21, 2008.

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